CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 1 to Registration Statement No. 333-150877 of our report dated May 13, 2008 related to the combined consolidated financial statements of Global Water Resources, LLC and subsidiaries and Global Water Management, LLC, appearing in the Prospectus and to the reference to us under the heading “Experts” in such Prospectus.
/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
August 15, 2008